CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PSM Holdings, Inc.

We hereby consent to the incorporation in the Registration Statement dated on or about October 19, 2010, on Form S-8 of PSM Holdings, Inc. of our auditors’ report dated September 26, 2010 on the consolidated balance sheets of PSM Holdings, Inc. as of June 30, 2010 and 2009, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the two-year period ended June 30, 2010.

/s/ Accounting and Consulting Group, LLP
Certified Public Accountants

Carlsbad, New Mexico
October 19, 2010